EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-3
(No. 333-127269) of Cheniere Energy, Inc. of our reports dated March 10, 2005 relating to the consolidated financial statements of Cheniere Energy, Inc., Cheniere Energy, Inc.’s management assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cheniere Energy, Inc. which appears in the Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP

UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP

Houston, Texas

October 19, 2005